Exhibit 99.1

Contact:	John Leness
General Counsel
253-850-3500

FLOW INTERNATIONAL ANNOUNCES PRELIMINARY FISCAL 2006 THIRD QUARTER RESULTS

Gross Profit improves 27% on 14% Revenue Growth versus Prior Year

KENT, Wash., March 15, 2006 – Flow International Corporation (Nasdaq: FLOW), the world’s leading supplier of ultrahigh-pressure waterjet products, today reported preliminary results for its fiscal 2006 third quarter ended January 31, 2006. Flow reported on a GAAP basis consolidated quarterly sales of $47.5 million and operating income of $1.4 million, or 3% of sales. Net loss for the quarter on a GAAP basis was $2.3 million or ($0.07) basic and diluted loss per share. The increase in Flow’s stock price had a significant impact on the Company’s reported results for the three and nine months ended January 31, 2006. Excluding the effect of the stock price appreciation during the quarter on the Key Executive Retention Program (KERP) of $427,000 and the fair value adjustment of the warrants issued in the Private Investment in Public Equity transaction completed on March 21, 2005 (“PIPE Transaction”) of $2.1 million, pro forma net income would have been $230,000 or $ 0.01 per diluted share.

For the nine months ended January 31, 2006, Flow reported on a GAAP basis consolidated sales of $140.2 million, compared to $124.1 million during the prior nine-month period in fiscal 2005. Including the impact of the discontinued Avure business, GAAP net loss for the nine months ended January 31, 2006 was $1.3 million, or ($0.04) basic and diluted loss per share. Excluding the effect of the stock price appreciation during the nine months ended January 31, 2006 on the KERP of $1.4 million and the fair value adjustment of the PIPE warrants of $7 million, pro forma net income would have been $7.1 million or $ 0.20 per diluted share.

“The basic business is doing well, however, we continued to incur significant professional fees to support public filings, Sarbanes-Oxley compliance, and ongoing litigation,” said Stephen R. Light, Flow’s President and Chief Executive Officer. “We had a strong revenue and gross profit margin quarter, with growth in many areas of our waterjet business. With the exception of a few isolated industries such as automotive, our markets are continuing to show strength. We are working hard to continue increasing our penetration in each of those areas. The marketplace is recognizing that waterjets represent a superior cutting technology for everything from a composite jumbo jet wing to kitchen counter tops.”

As previously reported, given the expense impact of recent increases in the stock price and possible further expenses if such increases in the stock price were to continue, Flow terminated its KERP in February 2006 by accelerating the payout of the retention awards.

This program had been established in July 2003, at the beginning of Flow’s turnaround in order to retain key executives. Total cost of this program during the quarter which included the impact of the stock price appreciation was $1.5 million. Remaining costs associated with the KERP of $284,000 will be expensed during the fourth quarter of fiscal 2006, after which there will be no further costs associated with the program.

By comparison, in the fiscal 2005 third quarter, Flow reported on a GAAP basis consolidated quarterly sales from continuing operations of $41.8 million and operating income of $1.7 million or 4% of sales. The Company reported a GAAP loss from continuing operations of $2.2 million or ($0.14) per basic and diluted share in the year-ago period. The Company reported a GAAP net loss of $3.5 million or ($0.14) basic and ($0.22) diluted loss per share, including a $1.3 million net loss from discontinued operations related to the Company’s Avure business, which was divested during the fiscal 2006 second quarter and was classified as a discontinued operation.

For the nine months ended January 31, 2005, Flow reported a GAAP net loss of $6.2 million, or ($0.39) basic and diluted loss per share, including a $2 million net loss from discontinued operations related to the Company’s Avure business.

Operations Review

For the fiscal 2006 third quarter, compared to the prior-year quarter:

•	Waterjet system sales accounted for 73% of revenues in the quarter and increased 19% or $5.5 million from the prior-year quarter, primarily from strong domestic shapecutting sales, as well as from increased aerospace revenue. Revenues from aftermarket sales, increased $300,000 or 2% to $12.7 million, accounting for 27% of total revenues. The Company believes that its spare parts sales will increase as more systems are put into service.

•	North America Waterjet sales increased 17% to $25.3 million during the quarter, on the strength of aerospace system deliveries. The aerospace industry increasingly recognizes the accuracy, speed, and versatility advantages of the waterjet over conventional cutting technologies.

•	Sales in Asia Waterjet increased 22% to $7.2 million on continued growth in demand from the electronics industry in Taiwan.

•	Other International Waterjet sales, which consist primarily of sales to Europe and South America, increased 20% to $9.8 million, on improved system deliveries. In addition, sales to South America increased 29% or $249,000 during the quarter as the Company increased its efforts to boost shapecutting system sales to that region.

•	The “Other” segment revenues declined 17% to $5.3 million from continued softness in the domestic automotive industry, as well as from the closing and relocation of the Company’s Wixom, Michigan facility to its Burlington, Ontario facility.

Conference Call

Flow International will host a conference call today: Wednesday, March 15 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to discuss these results. The conference call may be heard by dialing 1-303-262-2137. A 48-hour replay will be available following the call by dialing 1-303-590-3000; the replay passcode is 11056150. In addition, a live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to increasing spare parts sales, and increasing recognition of waterjet’s advantages for the aerospace and other industries. This statement is only a prediction and actual results could differ materially based on a number of risk factors, including those set forth in the April 30, 2005 Flow International Corporation Form 10-K/A Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

The Company is under no obligation, and does not intend, to update any of the forward looking statements in this press release.

Flow International Corporation

Consolidated Statement of Operations

(Unaudited)

Dollars in thousands, except

per share data

	Three months ended January 31,			Nine months ended January 31,
	2006	2005	% Change	2006	2005	% Change
		(restated)
Sales	$47,530	$41,750	14%	$140,201	$124,136	13%
Cost of sales	27,344	25,874	6%	79,748	78,697	1%

Gross margin	20,186	15,876	27%	60,453	45,439	33%

Operating expenses:
Sales and marketing	8,359	7,372	13%	23,808	20,664	15%
Research and engineering	2,070	1,396	48%	5,640	4,273	32%
General and administrative	8,306	5,377	54%	21,656	14,873	46%
Financial consulting	—	—	NM	—	623	-100%
Restructuring	76	—	NM	661	—	NM

Operating expenses	18,811	14,145	33%	51,765	40,433	28%

Operating income	1,375	1,731	-21%	8,688	5,006	74%
Interest income (expense), net	22	(3,664)	-101%	(1,341)	(10,376)	-87%
Other (expense) income, net	(2,906)	129	NM	(5,820)	2,690	NM

(Loss) income before provision for income taxes	(1,509)	(1,804)	-16%	1,527	(2,680)	NM
Provision for income taxes	(398)	(404)	-1%	(2,213)	(1,533)	44%

Loss from continuing operations	(1,907)	(2,208)	-14%	(686)	(4,213)	-84%
(Loss) income from discontinued operations, net of tax	—	(1,293)	-100%	966	(1,966)	NM
Loss on sale of discontinued operations, net of tax	(407)	—	NM	(1,554)	—	NM

Net loss	$(2,314)	$(3,501)	-34%	$(1,274)	$(6,179)	-79%

Loss per share:
Basic and diluted loss from continuing operations	$(0.06)	$(0.14)	-60%	$(0.02)	$(0.27)	-93%
Basic and diluted net loss	$(0.07)	$(0.22)	-70%	$(0.04)	$(0.39)	-91%
Weighted average shares outstanding (000):
Basic and diluted	34,653	15,950		34,516	15,847
Diluted	34,653	15,950		35,972	15,847

NM = not meaningful

Flow International Corporation

Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended January 31,			Nine months ended January 31,
	2006	2005	% Change	2006	2005	% Change
Divisional revenue breakdown:
Flow Waterjet Systems:
Systems	$34,847	$29,367	19%	$100,518	$86,541	16%
Consumable parts and services	12,683	12,383	2%	39,683	37,595	6%

Total	$47,530	$41,750	14%	$140,201	$124,136	13%

Segment revenue breakdown:
North America Waterjet	$25,330	$21,404	18%	$76,901	$57,967	33%
Asia Waterjet	7,168	5,877	22%	20,404	18,681	9%
Other International Waterjet	9,771	8,154	20%	27,013	23,686	14%
Other	5,261	6,315	-17%	15,883	23,802	-33%

	$47,530	$41,750	14%	$140,201	$124,136	13%

Depreciation and amortization expense	$645	$1,408	-54%	$2,982	$3,954	-25%
Capital spending	$487	$315	55%	$1,367	$761	80%

Flow International Corporation

Condensed Balance Sheet Data

Dollars in thousands

	January 31, 2006	April 30, 2005	% Change
		(restated)
Cash, including short-term restricted cash	$27,261	$13,445	103%
Receivables, net	25,343	38,325	-34%
Inventories	20,173	24,218	-17%
Total current assets	85,789	84,666	1%
Total assets	104,110	118,467	-12%
Total debt	$16,315	$19,147	-15%
Total liabilities	75,297	87,435	-14%
Total shareholders’ equity	28,813	29,464	-2%

Flow International Corporation

Reconciliation of GAAP to Proforma

(Unaudited)

Dollars in thousands

	Three months ended January 31, 2006	Nine months ended January 31, 2006
GAAP Operating Income	1,375	8,688
Impact of stock price appreciation on Key Executive Retention Program Costs	427	1,436

Proforma Operating Income	1,802	10,124
GAAP Loss from continuing operations	(1,907)	(686)
Impact of stock price appreciation on Key Executive Retention Program Costs	427	1,436
Impact of stock price appreciation on fair value adjustment recorded in other income and expense	2,117	6,952

Proforma income from continuing operations	637	7,702
GAAP net loss	(2,314)	(1,274)
Impact of stock price appreciation on Key Executive Retention Program Costs	427	1,436
Impact of stock price appreciation on fair value adjustment recorded in other income and expense	2,117	6,952

Proforma net income	230	7,114
GAAP loss per share:
Basic and diluted loss from continuing operations	(0.06)	(0.02)
Impact of stock price appreciation on Key Executive Retention Program Costs	0.01	0.04
Impact of stock price appreciation on fair value adjustment recorded in other income and expense	0.07	0.20

Proforma income per share:
Basic income from continuing operations	0.02	0.22
Diluted income from continuing operations	0.02	0.21
GAAP net loss per share:
Basic and diluted	(0.07)	(0.04)
Impact of stock price appreciation on Key Executive Retention Program Costs	0.01	0.04
Impact of stock price appreciation on fair value adjustment recorded in other income and expense	0.07	0.21

Proforma net income per share:
Basic	0.01	0.21
Diluted	0.01	0.20
Weighted average shares outstanding (000):
Basic	34,653	34,516
Diluted	36,029	35,972